Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT

Subsidiary	State Where Formed	Date of Formation

Fingerhut Receivables I, LLC	Delaware	May 7, 2008

Bluestem Fulfillment, Inc.	Delaware	September 24, 2002